EXHIBIT 99.1

FOR IMMEDIATE RELEASE

1895 Bancorp of Wisconsin, Inc. Welcomes a New Member to the Board

GREENFIELD, Wis., October 2, 2023 /PRNewswire/ -- 1895 Bancorp of Wisconsin, Inc. (the “Company”) (NASDAQ Capital Market: BCOW), the holding company for PyraMax Bank, FSB (the “Bank”), announces the addition of Clarence Harris to the boards of directors of the Company and the Bank. The addition of Clarence Harris to the Board is important as the Company pursues its mission to provide excellent service to its clients.

Mr. Harris will serve as a member of the Company’s Audit Committee, Compensation Committee, and the Nomination and Governance Committee. With an exceptional track record in the banking industry, Mr. Harris brings a wealth of Treasury Management knowledge and a unique perspective to the team with 27 years of banking experience before retiring from US Bank as Senior Vice President and Division Manager International Sales in 2019.

"We are pleased to welcome Clarence Harris to the Company and the Bank’s Boards," said David Ball, Director, President, and Chief Executive Officer. “We are confident that Mr. Harris will make significant contributions to our organization and help us achieve our strategic objectives. Mr. Harris’s deep experience in retail and treasury management in a global bank with strong regulatory oversight will be invaluable to the Company.  His business leadership will provide great depth. He is also is an active member of his community, serving on South Milwaukee Lions Foundation. Previously he was an Emeritus member of the UWM Board of Visitors, Lions Club International Foundation Vice Area Chair, South Milwaukee Lions Club Life Member, Restoring Hope Transplant House, and Executive MBA UWM Board Representative.”

Speaking about his appointment, Mr. Harris expressed enthusiasm for joining the boards, stating, “I am delighted to be joining the Company and the Bank’s boards of directors. I am energized by the mission of the Bank as a community bank. I look forward to collaborating with the talented team at PyraMax Bank and leveraging my experience to drive growth and innovation.”

With this appointment, the Company affirms its commitment to maintaining a diverse and talented Board of Directors, dedicated to driving the Company’s long-term success and creating value for all stakeholders.

Contact: David R. Ball
Telephone: (414) 421-8200